AMENDMENT NUMBER 1
                                       TO
                    AGREEMENT BETWEEN HERLEY INDUSTRIES, INC.
                         AND THE DEPARTMENT OF THE NAVY


1. Background. On 11 June 2007, Herley Industries, Inc. (Herley) notified the Department of the Navy Suspending and Debarring Official (SDO) that it had reason to believe one or more Herley employees at its Lancaster facility had falsified test results on components delivered to the United States Air Force under a contract with the Boeing Company (Boeing). Herley, in coordination with Boeing, conducted an investigation into the issue. The investigation revealed that three Herley employees were directly involved in falsifying test data provided to the Air Force under contract FA8107-05-C-0003. The SDO suspended Herley Industries, Inc. effective 26 June 2007 pending the outcome of the investigation. Upon conclusion of its investigation, Herley terminated two of the employees for cause effective 20 July 2007. Herley suspended the third employee without pay for a period of 30 working days effective 23 July 2007, with a return to active employment on 4 September 2007 under a six month probationary period. During this probationary period, any infraction will be cause for termination.

2. Modifications. The Agreement Between Herley Industries, Inc. and the Department of the Navy dated October 12, 2006 (the "Administrative Agreement") regarding the present responsibility of Herley Industries, Inc. to contract with the Federal Government is amended to reflect the following:

     a. The first sentence of Paragraph 2 is amended to read:

     This Agreement affects only those causes for suspension that are stated in the Navy's Notice of Suspension dated June 9, 2006, attached hereto as Annex A and the Navy's Notice of Suspension dated June 26, 2007, attached hereto as Annex J. (hereinafter "the Notices")

     b. Each use of the term "Notice" in the Administrative Agreement is amended to read "Notices."

     c. In addition to the access to information provided under Paragraph 5.F, Herley expressly agrees to allow the Federal Government to conduct a thorough Quality Management System Audit, or to participate jointly with any of Herley's prime contractors to conduct such an audit. Government-designated participants may include the Joint Audit Planning
     Committee, Department of the Navy, Department of the Air Force, NASA, or any other agency/entity for whom Herley provides goods or services. The Navy Suspension Authority will notify Herley if the Government elects to conduct or participate in such an audit.

     d. Paragraph 12 is amended to include the following as its last sentence:

     Subsequent to giving notice to Herley of a failure under this Agreement, the Navy Suspension Authority may suspend Herley in whole or in part if he deems it necessary for the protection of the Government pending the outcome of an investigation or pending the curing of any failure to the Navy Suspension Authority's reasonable satisfaction.

     e. The term of the Administrative Agreement is extended by one year. The first sentence of Paragraph 20 is amended to strike "three (3) years" and replace with "four (4) years."

     f. The following is added as a new Paragraph 22:

     22. Herley expressly represents that no one within Herley was aware of or participated in the test data falsification that formed the basis of the 26 June 2007 suspension other than the three Herley employees identified to the Navy on 25 July 2007. Should the Navy learn of participation in or contemporaneous knowledge of the test data falsification by any other Herley employee(s) or representative(s), this failure to identify all individuals involved shall constitute a cause for debarment subject to the procedures established by the Federal Acquisition Regulation and any other applicable statute or regulation. Such failure shall not be subject to the cure notice provisions of Paragraph 12 but shall immediately constitute a cause for debarment.

     g. Herley expressly represents that it will implement all actions identified in its Action Plan -Administrative Agreement dated 20 July 2007, and that it will implement all actions on or before the dates indicated in the Action Plan (if applicable).

3. All other terms and conditions of the Administrative Agreement remain in full force and effect.

4.       Authorizing Signatures.


/s/ Myron Levy                                   8/14/07
-----------------------------------------        -------
Myron Levy                                       Date
Chairman and Chief Executive Officer
Herley Industries, Inc.


/s/ Jeffrey L. Markel                            8/14/07
-----------------------------------------        -------
Jeffrey L. Markel
Chief Operating Officer
Herley Industries, Inc.


/s/ Charles L. Pourciau, Jr.                     8/14/07
-----------------------------------------        -------
Charles L. Pourciau, JR
Vice President Administration and Governance
Herley Industries, Inc.


/s/ Mark O. Wilkoff                              8/15/07
-----------------------------------------        -------
Mark O. Wilkoff
Suspending and Debarring Official
Department of the Navy